Exhibit 99.1
AÉROPOSTALE REPORTS RECORD RESULTS FOR FOURTH QUARTER AND FISCAL
2007
Fourth Quarter Earnings Per Share of $0.95; Pro-forma Net Earnings of $0.93 Per Share
Provides First Quarter and Full Year Guidance
Development of New Concept
New York, New York, March 13, 2008 — Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of active and casual apparel for young men and women, today reported results for the fourth quarter (fourth quarter of fiscal 2007 consisted of 13 weeks compared to fourth quarter of fiscal 2006 which consisted of 14 weeks) and fiscal year ended February 2, 2008 (fiscal 2007 consisted of 52 weeks compared to fiscal 2006 which consisted of 53 weeks).
Julian R. Geiger, Chairman and Chief Executive Officer said, “We are very pleased with our performance in the fourth quarter and with our strong finish to the year. Our consistency throughout the year helped drive our record financial performance in fiscal 2007. A balanced merchandise assortment, combined with a focus on maintaining the right promotional cadence, enabled us to improve our merchandise margins significantly. Additionally, we successfully executed our key growth initiatives, including improving our planning process and strengthening our management team.”
Fourth Quarter Performance:

Total net sales for the fourth quarter of fiscal 2007 increased 16.7% to $591.3 million, from $506.8 million for the fourth quarter of fiscal 2006. Same store sales for the fourth quarter of fiscal 2007 increased 9.2%, compared to the corresponding 13-week period last year. Total net sales for the fourth quarter of fiscal 2007 included initial gift-card breakage estimates, as a result of the Company relieving its legal obligation to escheat unredeemed gift-cards. This estimate was not included in the Company’s previously reported net sales for the fourth quarter of fiscal 2007.
Net income for the fourth quarter of fiscal 2007 was $64.7 million, or $0.95 per diluted share. Results for the fourth quarter of fiscal 2007 reflected the following special items:
•	a non-cash, asset impairment charge of $9.0 million pre-tax, or $0.08 per share, related to the Company’s Jimmy’Z concept; offset by

•	other income of $4.1 million pre-tax, or $0.04 per share, relating to the settlement of disputes with a former officer of the Company; and

•	the aforementioned initial gift-card breakage estimate benefit which was $7.7 million pre-tax, or $0.06 per share, and included periods prior to fiscal 2007.
Excluding the special items, adjusted net income for the fourth quarter of fiscal 2007 was $63.0 million, or $0.93 per share (see Exhibit D). This compares to the Company’s previously issued guidance of $0.87 per share, which had included neither the aforementioned special items, nor the additional benefit of $2.1 million, or $0.03 per share, related to a reduction in the effective tax rate primarily due to favorable state tax accrual adjustments.
Full Fiscal Year Performance:

Total net sales for fiscal 2007 increased 12.6% to $1.591 billion, from $1.413 billion for fiscal 2006. Same store sales for fiscal 2007 increased 3.3%, compared to the corresponding 52-week period last year. Total net sales for fiscal 2007 included the aforementioned initial gift-card breakage estimates recorded in the fourth quarter. This estimate was not included in the Company’s previously reported net sales for fiscal 2007.
Net income for fiscal 2007 was $129.2 million, or $1.73 per diluted share. Excluding the aforementioned special items, adjusted net income for fiscal 2007 was $127.5 million, or $1.70 per share (see Exhibit D). This amount also includes a benefit of $1.7 million, or $0.03 per share, related to the aforementioned reduction in the Company’s effective tax rate.
The Company ended fiscal 2007 with no debt and with $111.9 million in cash and cash-equivalents.
The Company believes that the disclosure of diluted earnings per share excluding the special items described above, which is a non-GAAP financial measure, provides investors with useful information to help them better understand the Company’s results (see Exhibit D).
Share Repurchase Program

During the fourth quarter of fiscal 2007, the Company executed an accelerated share repurchase of $125.0 million or 4.8 million shares of its common stock, bringing the total shares repurchased under the program during fiscal 2007 to $266.5 million or 11.7 million shares. The Company currently has approximately $134.0 million remaining under the share repurchase program.
First Quarter And Full Year Guidance

For the first quarter of fiscal 2008, the Company expects net earnings in the range of $0.20 to $0.22 per share. This compares to earnings of $0.18 per share in the first quarter of fiscal 2007. For the full year, the Company expects to achieve earnings per share growth of approximately 18%, compared to fiscal 2007 pro-forma net earnings of $1.70 per share (Exhibit D).
Mr. Geiger concluded, “In fiscal 2008, we are well positioned to continue building on our significant accomplishments from last year. We remain very pleased with the customer reaction to our merchandise assortment for the spring selling season. We look forward to the continued expansion of our brand within the United States and Canada, while exploring new growth opportunities. We are proud of the achievements we have made in our business and we look forward to the opportunities ahead for Aéropostale.”
Store Growth and Capital Spending

During the fourth quarter of fiscal 2007 the Company opened 5 Aéropostale stores, ending the year with 814 Aéropostale stores in 47 states and Canada and 14 Jimmy’Z stores in 11 states. The Company intends to open approximately 85 Aéropostale stores during fiscal 2008.
The Company plans to invest approximately $76.0 million in capital expenditures for fiscal 2008 to open 85 additional Aéropostale stores under the Company’s new store format, remodel certain existing stores under the new store format and make certain information technology investments.
Development of New Concept

The Company also announced today that it will be developing a new concept that will build on the Company’s core competencies, while targeting a younger demographic than the Aéropostale customer. The Company intends a controlled launch during fiscal 2009. The cost impact has been considered in the Company’s guidance for fiscal 2008.

Conference Call Information:

The Company will be holding a conference call today at 4:15 P.M. EST to review its fourth quarter and full fiscal 2007 financial results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com and at www.fulldisclosure.com. To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.
About Aéropostale, Inc.

Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale products are currently purchased only in its stores, on-line through its e-commerce website (www.aeropostale.com) or at organized sales events at college campuses.
The Company currently operates 814 Aéropostale stores in 47 states and Canada and 14 Jimmy’Z stores in 11 states.
SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	February 2,	February 3,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$111,927	$200,064
Short-term investments	—	76,223
Merchandise inventory	136,488	101,476
Other current assets	33,759	21,030

Total current assets	282,174	398,793

Fixtures, equipment and improvements, net	213,831	175,591

Other assets	15,651	6,780

TOTAL ASSETS	$511,656	$581,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$99,369	$63,918
Accrued expenses and other current liabilities	95,505	100,880

Total current liabilities	194,874	164,798

Other non-current liabilities	119,506	104,250

Stockholders’ equity	197,276	312,116

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$511,656	$581,164

EXHIBIT B
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA
(in thousands, except per share and store data)

	13 weeks ended		14 weeks ended
	February 2, 2008		February 3, 2007
		% of sales		% of sales
Net sales (1)	$591,289	100.0%	$506,837	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses) (2)	367,511	62.2	318,073	62.8

Gross profit (2)	223,778	37.8	188,764	37.2
Selling, general and administrative expenses	116,792	19.8	97,409	19.2
Asset impairment charges (1)	9,023	1.5	—	—
Other income (1)	4,078	0.7	—	—

Income from operations	102,041	17.2	91,355	18.0
Interest income, net	587	0.1	2,564	0.5

Income before income taxes	102,628	17.3	93,919	18.5
Income taxes	37,893	6.4	36,628	7.2

Net income	$64,735	10.9%	$57,291	11.3%

Basic earnings per share	$0.96		$0.73

Diluted earnings per share	$0.95		$0.72

Weighted average basic shares	67,489		78,647
Weighted average diluted shares	67,995		79,293

STORE DATA:

Comparable store sales increase	9.2%		2.2%
Stores open at end of period	828		742
Average square footage	2,933,759		2,626,732

(1)	Amounts for the 13 week quarter ended February 2, 2008 were favorably impacted by gift card breakage of $7.7 million ($4.8 million, after tax, or $0.06 per diluted share), or 1.3% of sales and by other income of $4.1 million ($2.6 million, after tax or $0.04 per diluted share), or 0.7% of sales. These amounts were partially offset by an asset impairment charge of $9.0 million ($5.7 million, after tax, or $0.08 per diluted share), or 1.5% of sales.

(2)	Amounts for the 14 week quarter ended February 3, 2007 were favorably impacted by a vendor concession, primarily from an agreement with South Bay Apparel, of $7.4 million ($4.5 million, after tax, or $0.05 per diluted share), or 1.5% of sales.

EXHIBIT C
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA
(in thousands, except per share and store data)

	52 weeks ended		53 weeks ended
	February 2, 2008		February 3, 2007
		% of sales		% of sales
Net sales (1)	$1,590,883	100.0%	$1,413,208	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses) (2)	1,037,680	65.2	957,791	67.8

Gross profit (2)	553,203	34.8	455,417	32.2
Selling, general and administrative expenses	345,805	21.7	289,736	20.5
Asset impairment charges (1)	9,023	0.6	—	—
Other income (1) (2)	4,078	0.3	2,085	0.2

Income from operations	202,453	12.8	167,766	11.9
Interest income, net	6,550	0.4	7,064	0.5

Income before income taxes	209,003	13.2	174,830	12.4
Income taxes	79,806	5.0	68,183	4.9

Net income	$129,197	8.2%	$106,647	7.5%

Basic earnings per share	$1.74		$1.33

Diluted earnings per share	$1.73		$1.32

Weighted average basic shares	74,315		79,928
Weighted average diluted shares	74,846		80,637

STORE DATA:

Comparable store sales increase	3.3%		2.0%
Average square footage	2,814,679		2,552,633

(1)	Amounts for the 52 week fiscal year ended February 2, 2008 were favorably impacted by gift card breakage of $7.7 million ($4.8 million, after tax, or $0.07 per diluted share), or 0.5% of sales and by other income of $4.1 million ($2.6 million, after tax or $0.04 per diluted share), or 0.3% of sales. These amounts were partially offset by an asset impairment charge of $9.0 million ($5.7 million, after tax, or $0.08 per diluted share), or 0.6% of sales.

(2)	Amounts for the 53 week fiscal year ended February 3, 2007 were favorably impacted by a vendor concession, primarily from an agreement with South Bay Apparel, of $7.4 million ($4.5 million, after tax, or 0.05 per diluted share), or 0.5% of sales and by other income of $2.1 million ($1.3 million, after tax or $0.02 per diluted share), or 0.1% of sales.

EXHIBIT D
AÉROPOSTALE, INC.
RECONCILIATION OF NET INCOME AND DILUTED EARNINGS PER SHARE
(in thousands, except per share data)

	13 weeks ended		14 weeks ended
	February 2, 2008		February 3, 2007
		Per		Per
		diluted		diluted
	Net income	share	Net income	share
As reported	$64,735	$0.95	$57,291	$0.72
Asset impairment charges*	5,694	0.08	—	—
Gift card breakage income*	(4,847)	(0.06)	—	—
Other income*	(2,573)	(0.04)	—	—
Vendor concession*	—	—	(4,507)	(0.05)

Excluding above income items	$63,009	$0.93	$52,784	$0.67

	52 weeks ended		53 weeks ended
	February 2, 2008		February 3, 2007
		Per		Per
		diluted		diluted
	Net income	share	Net income	share
As reported	$129,197	$1.73	$106,647	$1.32
Asset impairment charges *	5,694	0.08	—	—
Gift card breakage income*	(4,847)	(0.07)	—	—
Other income*	(2,573)	(0.04)	(1,272)	(0.02)
Vendor concession*	—	—	(4,507)	(0.05)

Excluding above income items	$127,471	$1.70	$100,868	$1.25

*	See the above press release for a further description.